Fiduciary/Claymore Dynamic Equity Fund
N-SAR Exhibit 77C
November 30, 2007

Results of Shareholder Votes

With regard to the approval of a new sub-advisory agreement:

                                    # of Shares

In Favor:                            2,518,177
Against:                               116,531
Abstain:                               128,050
Broker Non-votes:                      978,177

With regard to the election of the following Class II Trustees by common shareholders of the Fund:

                                   # of Shares                 # of Shares
                                     In Favor                    Withheld

Joseph E. Gallagher, Jr.            3,598,077                     142,858
Howard H. Kaplan                    3,594,166                     146,769
Ronald A. Nyberg                    3,594,112                     146,823

The other Trustees of the Fund whose terms did not expire in 2007 are Randall C. Barnes, Nicholas Dalmaso, Robert B. Karn III, John M. Roeder and Ronald E. Toupin, Jr.